Exhibit 99.1

RealNetworks Appoints Thomas Nielsen President & CEO

SEATTLE—November 1, 2011—RealNetworks, Inc. (NASDAQ:  RNWK)
today announced that its board of directors has named Thomas Nielsen as its new president and chief executive officer.  Nielsen, who will also become a member of its Board of Directors, starts at RealNetworks on November 9th.

“After an extensive and thorough search, we’re delighted to have selected Thomas as our new CEO,” said RealNetworks company founder and board chairman Rob Glaser. “Thomas is a terrific product executive who has also demonstrated exceptional business and leadership skills. He’s a perfect fit to take RealNetworks into the future. We will leverage Thomas’ extensive background in customer-driven product strategy and delivery to ensure RealNetworks’ strategic plan is focused and optimized for growth.”

“I am honored to be joining RealNetworks, an industry pioneer in digital media applications and services,” Nielsen said. “While there’s a lot of work to do, RealNetworks has incredible and unique assets upon which to build, including a very talented team. I’m excited about the opportunity to help lead RealNetworks on to the next great chapter in its success. ”

Nielsen, 41, most recently served as vice president of the Digital Imaging Group at Adobe Systems, leading the business unit for Adobe’s largest product line which includes Photoshop, Elements and Lightroom, in addition to mobile, web and tablet solutions. While at the helm of Adobe’s Digital Imaging Group, Nielsen was responsible for over $500 million in revenue. Prior to his seven years at Adobe, Nielsen spent five years at Microsoft in the digital media space. Nielsen spent the first nine years of his career at MGI Software Corp., a Canadian digital imaging software company. Nielsen has a B.S. in Computer Science from Tietgen Business School in Denmark.

Nielsen will be taking over from Mike Lunsford, who has served as interim CEO since March 2011. Lunsford, who has been an executive at RealNetworks since 2008, will continue to work at RealNetworks in a senior capacity, reporting to Nielsen.

For More Information

Investors: Marj Charlier RealNetworks 206-892-6718 mcharlier@real.com

Press:

Krause Taylor Associates for RealNetworks

Barbara Krause 408-981-2429 barbara@krause-taylor.com

Betty Taylor 408-981-7551 bettyt@krause-taylor.com

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward Looking Statements:  This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the future success of RealNetworks. More information about potential risk factors that could affect business and financial results is included in the RealNetworks annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by RealNetworks with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.